UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
                       Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                          COMMISSION FILE NUMBER: 1-924

                             Aeroquip-Vickers, Inc.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  3000 Strayer
                                Maumee, OH 43537
                                 (419) 867-2200
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               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

  6.61% Senior Debt Due 2002; 6.40% Senior Debt Due 2005; 6.75% Senior Debt Due 2007; 7.14% Senior Debt Due 2007; 7.37% Senior Debt Due 2007; 7.40% Senior Debt Due 2009; 7.58% Senior Debt Due 2012; 6.875% Senior Debt Due 2018; 6.89% Senior
      Debt Due 2018; 7.07% Senior Debt Due 2018; 7.09% Senior Debt Due 2018
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
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                 (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR
                   WHICH A DUTY TO FILE REPORTS UNDER SECTION
                             13(A) OR 15(D) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [   ]      Rule 12h-3(b)(1)(ii)                [   ]
Rule 12g-4(a)(1)(ii)      [   ]      Rule 12h-3(b)(2)(i)                 [   ]
Rule 12g-4(a)(2)(i)       [   ]      Rule 12h-3(b)(2)(ii)                [   ]
Rule 12g-4(a)(2)(ii)      [   ]      Rule 15d-6                          [   ]
Rule 12h-3(b)(1)(i)       [ X ]

         Approximate number of holders of record as of the certification or
notice date:   27
             ------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Aeroquip-Vickers Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    April 20, 1999                   By:  /s/ Earl Franklin
                                               ---------------------------------
                                               Name:  Earl Franklin
                                               Title: Vice President & Secretary